Exhibit 10.2

MySkin, Inc.

CONSULTING, CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

This Consulting, Confidentiality and Proprietary Rights Agreement ("Agreement") is entered into as of the 1stth  day of December, 2007(the “Effective Date”) by and between MySkin, Inc., a California corporation (the “Company”), and Marichelle Stoppenhagen (“Consultant”).

WHEREAS, the Company desires to engage Consultant to provide certain services as set forth on Schedule attached hereto and as specified from time to time by the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.  Engagement.  The Company hereby engages Consultant to perform, using Marichelle Stoppenhagen ( the “Principal”), those duties set forth in the Schedule attached hereto and such other duties as may be requested from time to time by the Chief Executive Officer or Board  of Directors of the Company. Consultant hereby accepts such engagement upon the terms and subject to conditions set forth in this Agreement.

2.  Compensation.  For the services rendered by Consultant under this Agreement, the Company shall pay to Consultant the compensation specified in the Schedule, subject to the terms and conditions set forth in this Agreement.

3.  Term and Survivability.  The term of this Agreement shall be for a period of one year from the Effective Date.  Notwithstanding the foregoing, Company may terminate this Agreement on or after one month from the Effective Date by providing written advance notice to Consultant and Consultant may terminate this Agreement on or after one month from the Effective Date by one-month’s written advance notice to Company.  In addition, this Agreement may be terminated if either party materially fails to perform or comply with this Agreement or any material provision hereof. Termination shall be effective five (5) days after notice of such material failure to perform or comply with this Agreement or any material provision hereof to the defaulting party if the defaults have not been cured within such five (5) day period.  Upon termination of this Agreement the following sections of this Agreement shall survive such termination:  Sections 3, 5, 6, 7, 8, 10, 12 13 and 20.

4.  Costs and Expenses of Consultant’s Performance.  Except as set forth on the Schedule, all costs and expenses of Consultant’s performance hereunder shall be borne by the Consultant.

5.  Taxes.  As an independent contractor, Consultant acknowledges and agrees that it is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation to, or the performance of services by Consultant pursuant this Agreement, including, without limitation, any unemployment insurance tax, federal and state income taxes, federal Social Security (FICA) payments, and state disability insurance taxes. The Company shall not make any withholdings or payments of said taxes or assessments with respect to amounts paid to Consultant hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold such taxes or assessments from amounts due Consultant, and any such withholding shall be for Consultant's account and shall not be reimbursed by the Company to Consultant. Consultant expressly agrees to make all payments of such taxes, as and when the same may become due and payable with respect to the compensation earned under this Agreement.

6.  Confidentiality.  Consultant agrees that Consultant will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, or copy, reproduce or use, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company known, learned or acquired by the Consultant during the period of the Consultant's engagement by the Company.  For purposes of this Agreement, "Confidential Information" shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, any of its affiliates or of third parties in the possession of the Company or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company or any of its affiliates, whether or not such information, knowledge, Trade Secret or data was conceived, originated, discovered or developed by Consultant hereunder.  For purposes of this Agreement, "Trade Secrets" shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company's business or in the business of any of its affiliates.  Any information of the Company or any of its affiliates which is not readily available to the public shall be considered to be a Trade Secret unless the Company advises Consultant in writing otherwise. Consultant acknowledges that all of the Confidential Information is proprietary to the Company and is a special, valuable and unique asset of the business of the Company, and that Consultant's past, present and future engagement by the Company has created, creates and will continue to create a relationship of confidence and trust between the Consultant and the Company with respect to the Confidential Information.  Furthermore, Consultant shall immediately notify the Company of any information which comes to its attention which might indicate that there has been a loss of confidentiality with respect to the Confidential Information. In such event, Consultant shall take all reasonable steps within its power to limit the scope of such loss.

7.    Return of the Company’s Proprietary Materials.  Consultant agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company  may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Consultant may then possess or have under its control.  Concurrently with the return of such proprietary materials to the Company, Consultant agrees to deliver to the Company such further agreements and assurances to ensure the confidentiality of proprietary materials.  Consultant further agrees that upon termination of this Agreement, Consultant's, employees, consultants, agents or independent contractors shall not retain any document, data or other material of any description containing any Confidential Information or proprietary materials of the Company.

8.   Assignment of Proprietary Rights.  Other than the Proprietary Rights listed on the Schedule attached hereto, if any, Consultant hereby assigns and transfers to the Company all right, title and interest that Consultant may have, if any, in and to all Proprietary Rights (whether or not patentable or copyrightable) made, conceived, developed, written or first reduced to practice by Consultant, whether solely or jointly with others, during the period of Consultant's engagement by the Company which relate in any manner to the actual or anticipated business or research and development of the Company, or result from or are suggested by any task assigned to Consultant or by any of the work Consultant has performed or may perform for the Company.

Consultant acknowledges and agrees that the Company shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Consultant develops or prepares for the Company during the period of Consultant's engagement by the Company and that such work by Consultant shall be work made for hire and that the Company shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. Other than the Proprietary Rights listed on the Schedule attached hereto, Consultant represents and covenants to the Company that there are no Proprietary Rights relating to the Company's business which were made by Consultant prior to Consultant's engagement by the Company. Consultant agrees promptly to disclose in writing to the Company all Proprietary Rights in order to permit the Company to claim rights to which it may be entitled under this Agreement.  With respect to all Proprietary Rights which are assigned to the Company pursuant to this Section 8, Consultant will assist the Company in any reasonable manner to obtain for the Company's benefit patents and copyrights thereon in any and all jurisdictions as may be designated by the Company, and Consultant will execute, when requested, patent and copyright applications and assignments thereof to the Company, or other persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement. Consultant will further assist the Company in every way to enforce any patents, copyrights and other Proprietary Rights of the Company.

9.  Trade Secrets of Others.  Consultant represents to the Company that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Consultant in confidence or in trust prior to its engagement by the Company, and Consultant will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Consultant agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

10.  Other Obligations.  Consultant acknowledges that the Company, from time to time, may have agreements with other persons which impose obligations or restrictions on the Company regarding proprietary rights made or developed during the course of work hereunder or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company hereunder.

11.  Independent Contractor.  Consultant shall not be deemed to be an employee or agent of the Company for any purpose whatsoever. Consultant shall have the sole and exclusive control over its employees, consultants or independent contractors who provide services to the Company, and over the labor and employee relations policies and policies relating to wages, hours, working conditions or other conditions of its employees, consultants or independent contractors.

12. Non-Solicit. Consultant will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of the Company, or otherwise seek to adversely influence or alter such individual's relationship with the Company; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of the Company to terminate or otherwise alter his, her or its relationship with the Company or any of its affiliates.  Section 12 does not apply to individuals or entities know to the Consultant previous to the Effective Date.

13. Equitable Remedies.  In the event of a breach or threatened breach of the terms of this Agreement by Consultant, the parties hereto acknowledge and agree that it would be difficult to measure the damage to the Company from such breach, that injury to the Company from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, the Company, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without showing or proving any actual damage to the Company.

14. Governing Law.  This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of California. In the event a judicial proceeding is necessary, the sole forum for resolving disputes arising under or relating to this Agreement are the Municipal and Superior Courts for the County of Orange, California or the Federal District Court for the Central District of California and all related appellate courts, and the parties hereby consent to the jurisdiction of such courts, and that venue shall be in Orange County, California.

15.  Entire Agreement: Modifications and Amendments.  The terms of this Agreement are intended by the parties as a final expression of their agreement with respect-to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The Schedule referred to in this Agreement is incorporated into this Agreement by this reference. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

16.  Attorneys Fees.  Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

17. Prohibition of Assignment.  This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Consultant without the prior written consent of the Company. Any assignment of rights or delegation of duties or obligations hereunder made without such prior written consent shall be void and of no effect.  Company consents to the assignment of this Agreement to Venor Consulting, Inc./LLC when duly formed.

18.  Binding Effect: Successors and Assignment.  This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

19.  Validity.  This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

20. Indemnification.  MySkin shall indemnify, defend and hold harmless Consultant from and against any and all liability, loss, damage, expense, claims or suits arising out of: (i) MySkin’s breach of this Agreement, including any representations warranty contained herein; or (ii) the Services provided by Consultant, provided such claim does not in any manner arise from Consultant’s grossly negligent or willful act or omission. Additionally, Consultant will be covered under the Director’s and Officer’s policy of the Company.  The Company will provide evidence of coverage to the Consultant.

21.  Notices.  All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice)

(i)  If to the Company:

MySkin, Inc.
1328 W. Balboa Blvd. Suite C
Phone: (949) 209-8953

Attn: President

(ii) If to the Consultant:

Marichelle Stoppenhagen
1328 West Balboa
Apt “C”
Newport Beach, CA 92663

Attn: Marichelle Stoppenhagen

Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date mailed, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting, Confidentiality, and Proprietary Rights Agreement as of the Effective Date written above.

Marichelle Stoppenhagen

By: /s/ MARICHELLE STOPPENHAGEN

MySkin, Inc.

By: /s/ MARICHELLE STOPPENHAGEN

Name: Marichelle Stoppenhagen

Title: President

Schedule

TITLE, DUTIES AND OPERATIONAL RESPONSIBILITIES:

Title and Operational Responsibilities

§        Consultant will have the title of President.
§        Consultant shall perform various advanced skin care services as requested.

2.           SCHEDULE AND COMITTMENT OF TIME:

Consultant is expected to no less than 40 hours per month to activities related to the Company.

3.           REPORTING SCHEDULE:

Consultant shall report regularly, and not less frequent than once per week, to the Company her actions on behalf of the Company.

4.           COMPENSATION AND PAYMENT TERMS:

Consultant shall be paid sixty-five dollars ($65.00) per hour starting February 1, 2008.  Consultant shall invoice the Company and Company shall pay Consultant within 15 days of receipt of the invoice.  Such payment shall be pro-rated should the Agreement terminated prior to the expiration of the payment period in which the Agreement terminates.

5           EXPENSES:

Company agrees to reimburse Consultant for other reasonably necessary travel expenses. However, should such expenses exceed $1,500 in any given calendar month; such expenses shall be pre-approved in advance by Company in order to qualify to reimbursement. An email authorization by an officer of Company shall be deemed a valid approval.

Exhibit 10.3

THIS REVOLVING PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.
______________________________________________________________________________

$100,000 As of September 5, 2008
 Orange County, California

REVOLVING PROMISSORY NOTE

In consideration of such advances (hereinafter “Advance” or “Advances”) as Venor, Inc., or its assigns (collectively, “Holder”), from time to time may make hereon to or for the benefit of MYSKIN, INC., a California corporation (the “Company”), at such other place as the parties may mutually agree, pursuant to the Revolving Credit Commitment, as defined below, up to the maximum aggregate principal amount of One Hundred Thousand U.S. Dollars ($100,000) (the “Maximum Aggregate Amount”), the Company hereby promises to pay to Holder the principal amount of all Advances, together with accrued interest thereon from the date of such Advances, all subject to the terms and conditions set forth below.

Revolving Credit Commitment.

Advances.  The Holder agrees to make Advances to the Company from time to time during the Revolving Credit Commitment Period, as defined below, in an aggregate principal amount at any one time outstanding which does not exceed the Maximum Aggregate Amount (the “Revolving Credit Commitment”).  During the Revolving Credit Commitment Period, the Company may use the Revolving Credit Commitment by borrowing, prepaying any Advances in whole or in part, and re-borrowing, all in accordance with the terms and conditions hereof.

1.2           Interest.  Interest shall accrue from the date of any Advances on any principal amount withdrawn, and on accrued and unpaid interest thereon, at the rate of six percent (6%) per annum, compounded annually.

Revolving Credit Commitment Period.  The revolving credit commitment period (the “Revolving Credit Commitment Period”) shall commence as of the date hereof and shall expire on March 31, 2009 (the “Expiration Date”).

Procedure for Revolving Credit Advances.

The Company may request Advances under the Revolving Credit Commitment during the Revolving Credit Commitment Period on any day of the week, Monday through Friday, 9 a.m. through 5 p.m., Pacific Time, (hereinafter referred to as any “Business Day” or “Business Days”), provided that the Company shall give the Holder irrevocable notice (which notice must be received by the Holder prior to 12:00 Noon, Pacific Time) one (1) Business Day prior to the requested Advance date, specifying (i) the amount of the Advance, and (ii) the requested Advance date.  Each Advance under the Revolving Credit Commitment shall be in an amount equal to $5,000 or a whole multiple of $5,000 in excess thereof.  Upon receipt of any such notice from the Company, the Holder will make the amount of the Advance available prior to 12:00 Noon, Pacific Time, on the Advance date requested by the Company in funds immediately available to the Company.

The Holder shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to the Holder resulting from each Advance from time to time, including the amounts of principal and interest payable and paid to the Holder from time to time under this Note.  The parties acknowledge and agree that as of the date hereof, an aggregate principal amount of $65,000 in Advances is outstanding.

Repayment Procedure.

General.  Repayment on any Advances shall be made in lawful tender of the United States.  Any payments on this Note made during the Revolving Credit Commitment Period, as defined below, shall be credited first to any interest due and the remainder to principal.

Repayment of Principal and Interest.  All outstanding and unpaid principal, and all outstanding and accrued unpaid interest, shall become due and payable on and as of the Expiration Date.

4.3           Optional Prepayment.  The Company may, at any time and from time to time and without penalty, prepay all or any portion of the accrued and unpaid interest on this Note and any outstanding principle amount of this Note.

Transfers.

Holder acknowledges that this Note has not been registered under the Securities Act of 1933, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Note in the absence of (i) an effective registration statement under the Securities Act as to this Note and registration or qualification of this Note under any applicable Blue Sky or state securities laws then in effect, or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required.

Subject to the provisions of Section 5.1 hereof, this Note and all rights hereunder are transferable, in whole or in part, upon surrender of the Note with a properly executed assignment, in the form prescribed by the Company, at the principal office of the Company; provided, however, that this Note may not be transferred in whole or in part without the prior written consent of the Company.

Until any transfer of this Note is made in the Note register, the Company may treat the registered Holder of this Note as the absolute owner hereof for all purposes; provided, however, that if and when this Note is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

The Company will maintain a register containing the name and address of the registered Holder of this Note.  Any registered Holder may change such registered Holder’s address as shown on the Note register by written notice to the Company requesting such change.

In the discretion of the Company, the Company may condition any transfer of all or any portion of this Note (other than a disposition satisfying the conditions set forth in clause (i) of Section 5.1 above) upon the transferee’s delivery to the Company of a written agreement, in form and substance satisfactory to the Company, whereby the transferee agrees to be bound by the transfer restrictions set forth in this Section 5.

Events of Default.

Events of Default.  The occurrence of any or all of the following events shall constitute an event of default (each, an “Event of Default”) by the Company under this Note:

(i)           Default by the Company in any payment on this Note after any such payment becomes due and payable; or

(ii)           Breach by the Company of any material provisions of any agreement between the Company and the Holder; or

(iii)           The Company shall file a voluntary petition in bankruptcy or any petition or answer seeking for itself any reorganization, readjustment, arrangement, composition or similar relief; or shall commence a voluntary case under the federal bankruptcy laws; or shall admit in writing its insolvency or its inability to pay its debts as they become due; or shall make an assignment for the benefit of creditors; or shall apply for, consent to, or acquiesce in the appointment of, or the taking of possession by, a trustee, receiver, custodian or similar official or agent of the Company or of substantially all of its property and shall not be discharged within ninety (90) days; or a petition seeking reorganization, readjustment, arrangement, composition or other similar relief as to the Company under the federal bankruptcy laws or any similar law for the relief of debtors shall be brought against the Company and shall be consented to by it or shall remain undismissed for ninety (90) days.

Consequence of Default.  Upon the occurrence of any Event of Default, the Holder shall be held in a first credit position on the entire amount due on this Note, and, this Note shall immediately become due and payable upon written notice from the Holder, and, from the time of the Company’s receipt of such written notice until this Note shall be paid in full, the unpaid outstanding principal balance of this Note shall bear interest at the rate of ten percent (10%) per annum or the legal rate of interest, whichever is lower, (calculated on the basis of a three hundred sixty-five (365) day year for the actual number of days elapsed) (the “Default Rate”).  Moreover, after the occurrence of any such Event of Default, the Holder may proceed to protect and enforce its rights, at law, in equity or otherwise, against the Company.

Payment of Costs and Expenses.  In the event that this Note is placed in the hands of any attorney for collection, or any suit or proceeding is brought for the recovery or protection of the indebtedness hereunder, then and in any such events, the Company shall pay on demand all reasonable costs and expenses of such suit or proceedings incurred by the Holder, including a reasonable attorneys' fee.

Miscellaneous.

Delay.  No extension of time for payment of any amount owing hereunder shall affect the liability of the Company for payment of the indebtedness evidenced hereby.  No delay by the Holder or any holder hereof in exercising any power or right hereunder shall operate as a waiver of any power or right hereunder.

Waiver and Amendment.  No waiver or modification of the terms of this Note shall be valid without the written consent of the Holder.

Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California as applied to contracts entered into between California residents wholly to be performed in California, without regard to conflict of law principles of such State.

Severability.  In case any provision contained herein (or part thereof) shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or other unenforceability shall not affect any other provision (or the remaining part of the affected provision) hereof, but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein, but only to the extent that such provision is invalid, illegal, or unenforceable.

Notice.  All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered by email or in person, or (ii) five (5) days after posting in the U.S. mail as registered mail or certified mail, return receipt requested, or (iii) delivered by telecopier and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

If to the Company, to:

MySkin, Inc.
Marichelle@myskinmed.com

If to the Holder, to:

Venor, Inc.
estoppenhagen@venorconsulting.com
Attention: President

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its authorized officer as of the date first above written.

MYSKIN, INC., a California corporation

By:      /s/ MARICHELLE STOPPENHAGEN
Name: Marichelle Stoppenhagen
Title:   President

ACKNOWLEDGED:

Venor, Inc.

By:       /s/ ERIC STOPPENHAGEN
Name: Eric Stoppenhagen
Title:   President